ADVANCE AUTO PARTS NAMES JIM WADE PRESIDENT AND
KEVIN FREELAND CHIEF OPERATING OFFICER

ROANOKE, Va., January 26, 2009 – Advance Auto Parts, Inc., (NYSE: AAP), a leading automotive aftermarket retailer of parts, batteries, accessories, and maintenance items, today announced the appointment of Jim Wade as President and Kevin Freeland as Chief Operating Officer. Darren Jackson will retain the title of Chief Executive Officer and Mr. Wade and Mr. Freeland will continue to report directly to him, along with Mike Norona, Executive Vice President and Chief Financial Officer and Keith Oreson, Senior Vice President, Human Resources.

“I am pleased with the progress we are making on our turnaround and transformation of Advance Auto Parts. Jim Wade and Kevin Freeland have been instrumental in developing and leading the transformation.  I am pleased to announce that Jim Wade has been appointed President and Kevin Freeland has been appointed Chief Operating Officer,” said Jackson.

Jackson also said that in 2009 Advance will continue to focus on its four key strategies – Commercial Acceleration, DIY Transformation, Availability Excellence and Superior Experience. “This approach provides a more streamlined structure to help us move strategy-focused initiatives to market faster.”

In his new role, Mr. Wade will be responsible for all of Advance’s customer-focused and sales-driving functions and will lead the execution of the Company’s Commercial Acceleration and DIY Transformation strategies. These include Commercial Sales, Marketing and Advertising, Field and Store Operations, Autopart International and Real Estate. Mr. Wade joined Advance in February 1994 and has more than 25 years of retail experience with Advance and other companies. Most recently, he served as Advance’s Executive Vice President, Customer Development Officer – Commercial since February 2008. Under his leadership, the Company’s Commercial business has achieved new levels of excellence, including the achievement of three consecutive quarters of double-digit comps through Q3 2008.

In his fifteen years with Advance, Mr. Wade has served in multiple other senior leadership roles, including Chief Financial Officer. He has played integral roles in a number of acquisitions that have helped Advance to become a leader in the automotive aftermarket including Western Auto Supply Company/Parts America, Discount Auto Parts and Autopart International.  Wade will continue to be based in Roanoke, VA.

Mr. Freeland will now be responsible for the day-to-day management of all of Advance’s operational functions, including Merchandising, Inventory Management, Supply Chain, Store Operational Support,

e-commerce, and Information Technology as well as leading the Company’s Availability Excellence and Superior Experience strategies. Mr. Freeland joined Advance in February 2008 with more than 25 years of retail experience. Most recently, he served as Advance’s Executive Vice President, Merchandising, Supply Chain and Information Technology. Under Mr. Freeland’s leadership, Advance has made significant progress toward Availability Excellence by upgrading inventory selections in more than 1,000 stores; adding trusted brands that professional installers requested, and launching the implementation of a new merchandising and e-commerce systems which will be completed in 2009.

Before joining Advance, Mr. Freeland was the President and Founder of Optimal Advantage, a retail consulting firm, serving customers such as Dell and PetSmart. He spent the eight years prior with Best Buy Co., Inc. where he served in roles including Senior Vice President of Inventory and President of the Musicland Division. Mr. Freeland also spent eight years at Payless Shoe Source in a variety of merchandising positions, including Vice President of Merchandise Distribution. Freeland will continue to be based in Minneapolis, MN.

Also related to the Company’s reorganization, Elwyn Murray, Executive Vice President and Customer Development Officer –DIY has announced his resignation and will leave the Company at the end of February to pursue other opportunities.

“Elwyn made many meaningful contributions to the transformation of our Company,” said Jackson. “He has played a significant role in leading key areas, revitalizing our values, and shaping the course for our strategic direction.”

The Company will provide more information related to this reorganization of management responsibilities during its 4th quarter earnings release on February 18, 2009 after market close and conference call on February 19, 2009 at 10 am Eastern Time.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets.  As of October 4, 2008, the Company operated 3,352 stores in 40 states, Puerto Rico, and the Virgin Islands.  Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts and accessories can be found on the Company’s web site at www.AdvanceAutoParts.com.

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